Exhibit 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

April 27, 2005

Board of Directors

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

Ladies and Gentlemen:

We are acting as counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed resale by the holder thereof of up to $400,000,000 in aggregate principal amount of 1.75% Convertible Senior Notes due 2009 (the “Notes”) and the issuance of up to 8,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), initially issuable by the Company upon conversion of the Notes, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price thereof. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated November 23, 2004, by and between the Company and The Bank of New York (the “Indenture”), including the form of Note issued pursuant thereto.

3.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on November 22, 2004, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Directors of the Company adopted at meetings held November 17, 2004 and November 18, 2004 and of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held November 17, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York.

Board of Directors

XM Satellite Radio Holdings Inc.

April 27, 2005

We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” include the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Notes constitute valid and binding obligations of the Company; and

(b) Following the effectiveness of the Registration Statement and issuance of the Shares upon conversion of the Notes in accordance with their terms and the terms of the Indenture, such Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.